Exhibit 12
PARKER-HANNIFIN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Nine Months Ended
	March 31,				Fiscal Year Ended June 30,
	2007		2006		2006		2005		2004		2003		2002
EARNINGS
Income from continuing operations before income taxes	$861,348		$634,632		$899,958		$738,271		$472,956		$286,608		$218,036
Add:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	59,205		53,846		71,100		62,482		67,183		75,068		75,994
Amortization of deferred loan costs	1,121		1,520		1,888		1,457		2,293		1,786		1,357
Portion of rents representative of interest factor	19,207		16,130		25,609		21,507		21,213		20,585		20,509
Equity share of losses of companies for which debt obligations are not guaranteed	868		563		897						2,895		6,078
Amortization of previously capitalized interest	210		202		304		280		291		291		297

Income as adjusted	$941,959		$706,893		$999,756		$823,997		$563,936		$387,233		$322,271

FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$59,205		$53,846		$71,100		$62,482		$67,183		$75,068		$75,994
Capitalized interest	436		40		178
Amortization of deferred loan costs	1,121		1,520		1,888		1,457		2,293		1,786		1,357
Portion of rents representative of interest factor	19,207		16,130		25,609		21,507		21,213		20,585		20,509

Fixed charges	$79,969		$71,536		$98,775		$85,446		$90,689		$97,439		$97,860

	11.78	x	9.88	x	10.12	x	9.64	x	6.22	x	3.97	x	3.29	x